                                                                    Exhibit 12.1


                          BELDEN & BLAKE CORPORATION
                     RATIOS OF EARNINGS TO FIXED CHARGES
                         (CONTINUING OPERATION ONLY)



                                                                                                               THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31                            MARCH 31
                                               -----------------------------------------------------------    ----------------------
                                                  1992        1993         1994        1995        1996         1996         1997
                                               ---------    --------     --------    --------    --------     --------    ---------

Income from continuing operations
    before income taxes                        $  1,585     $  5,262     $  6,510    $  8,410    $  21,760    $  5,369    $  7,289

Fixed charges:
    Interest expense                              2,200        3,187        3,503       6,073        7,383       2,011        1,702
    Interest portion of rent expense                360          344          215         464          500         120          175
    Amortization of debt issuance costs              71           83          130         164          202          50           51
                                               --------     --------     --------    --------    ---------    --------    ---------
          Total fixed charges                     2,631        3,614        3,848       6,701        8,085       2,181        1,928
                                               --------     --------     --------    --------    ---------    --------    ---------

Earnings before income taxes
    and fixed charges                          $  4,216     $  8,876     $ 10,358    $ 15,111    $  29,845    $  7,550    $   9,217
                                               ========     ========     ========    ========    =========    ========    =========

Ratio of earnings to fixed charges                 1.6x         2.5x         2.7x        2.3x         3.7x        3.5x         4.8x
                                               ========     ========     ========    ========    =========    ========    =========